****THIS EXHIBIT HAS BEEN REDACTED TO REMOVE INFORMATION THAT IS NOT MATERIAL AND THAT THE REGISTRANT MUST TREAT AS PRIVATE AND CONFIDENTIAL.****

License and Collaboration Agreement

between

Diaxonhit and Felicitex

April 29, 2014

License and Collaboration Agreement

Between Diaxonhit and Felicitex

This **DYRK 1B Diaxonhit Program** License and Collaboration Agreement (the "Agreement"), dated April 16, 2014 between DIAXONHIT, headquartered at 65 Boulevard Massena, Paris, France F-75013 ("**Diaxonhit**") and FELICITEX THERAPEUTICS, a Delaware corporation, headquartered at 45 Ridge Road, Newton MA 02468 ("**Felicitex**"), is subject to and shall be effective upon:

(i) Felicitex completing sucessfully on or before June 30, 2014 a proof of concept (POC) study using compound EHT 5372 pursuant to Amendment n°1 dated December 3, 2013 to certain Material Transfer Agreement of June 30, 2013; and

(ii) delivery by Felicitex to Diaxonhit, no later than 30 days following POC study completion, written confirmation that such completion triggered Investment Payment (as this term is defined herein) pursuant to Section 7.1 (a); and

(iii) Felicitex making a license down payment to Diaxonhit pursuant to terms and conditions set forth in Section 7.1 (b).

(iv) The Effective Date will occur when each and all foregoing conditions will be satisfied, and following the Effective Date FELICITEX will provide quarterly written reports highlighting progress made in accordance with a Developent Plan.

DIAXONHIT and Felicitex are each referred to herein from time to time individually as a "Party" and collectively as the "Parties".

Subject:
DYRK 1B inhibitors (the "Materials"), discovered, and Controlled (as this term is defined in Article 1) by DIAXONHIT, in connection with which DIAXONHIT filed Patent applications, and owns proprietary Know-How ("Diaxonhit IP").

WHEREAS, Felicitex has knowledge and expertise with regard to the development of DYRK 1B inhibitors and other targets within the specialized field of quiescent cancer discovery and development area; and

WHEREAS, DIAXONHIT is willing to grant Felicitex and Felicitex wishes to obtain license rights under Diaxonhit IP to further develop, manufacture, and commercialize Products derived from DYRK 1B Diaxonhit Program on a worldwide basis as set forth herein,

NOW, THEREFORE, in consideration of the mutual covenants, the Parties hereby agree as follows:

Article 1 DEFINITIONS

The following capitalized terms as used in this Agreement, whether in the singular or plural, will have their respective meanings as set forth below:

1.1 "**Affiliate**" means, with respect to a Party, any entity which (directly or indirectly) controls, is controlled by, or is under common control with, such Party, where the terms "control" and "controlled" mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of such Party, or such other relationship that results in actual control over the management, assets, business and affairs of such Party.

1.2 "**Confidential Information**" means any and all proprietary and/or confidential data, information or Know-How, of whatever kind and in whatever form or medium, that is disclosed by or on behalf of a Party to the other Party in connection with this Agreement in accordance with provisions set forth in

Article 9 hereunder, including, without limitation, the DIAXONHIT IP and Know-How and Felicitex IP and Know-How. For clarity, all DIAXONHIT IP and Know-How will be considered Confidential Information of DIAXONHIT until publication by or on behalf of Diaxonhit, or with its consent, and all Felicitex Know-How will be considered Confidential Information of Felicitex until publication by or on behalf of Felicitex, or with its consent. Confidential Information does not include information that is available in the public domain or will become lawfully available in the public domain during the term of this Agreement.

1.3 **"Control"** or **"Controlled"** means, with respect to any Know-How, Materials, Patent Rights, Trademarks, or other intellectual property, the properly recorded possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party and the ability to grant to the other Party licenses, sublicenses, and/or rights to access and use, such Know-How, Materials, Patent Rights, Trademarks, or other intellectual property, as provided for herein without violating Third Party intellectual property rights, nor the terms of any agreement or other arrangement with any Third Party.

1.4 **"Develop"** or **"Development"** means to engage in research, development and marketing and commercialization activities in connection with DYRK 1B Diaxonhit Program and/or Products derived therefrom, to prepare and support INDs, NDAs, or other Marketing Authorizations for Products, including, without limitation, (i) characterization and development of the active pharmaceutical ingredient(s) (APIs), (ii) toxicology, preclinical, and clinical drug development activities, (iii) clinical trials, (iv) assay/test method development, validation, and stability testing, (v) formulation development, (vi) manufacture of pre-clinical and clinical supplies, and manufacturing process development, scale-up, and validation, (vii) quality assurance/quality control, statistical and market analysis, and regulatory affairs (including without limitation the preparation, submission, and maintenance of INDs and NDAs for Products), and (viii) to have any of the activities described in (i)-(vii) performed.

1.5 **"Development Plan(s)"** means each development plan and commercialization plan decided upon by the Joint Steering Committee, describing Significant Activities to be performed for Development and commercialization of the Products (and any amendments to such plans), which is agreed to by the Parties pursuant to Section 2.1(b) and (c) and Article 3, including without limitation the initial clinical development plan agreed to by the Parties for the Primary Indication, which is attached hereto as Appendix A.

1.6 **"DYRK 1B Diaxonhit Program"** means DYRK 1B inhibitors with or without potential DYRK 1A inhibitory activity, discovered and developed by DIAXONHIT and in respect with which DIAXONHIT filed patent applications and owns certain Know-How ("DIAXONHIT IP") as existing on the Effective Date of this Agreement.

1.7 **"Field"** means DYRK 1B related treatment, prevention and diagnostics of any indication in Oncology, both human and animal use. DIAXONHIT retains all rights to any DIAXONHIT IP regarding development of DYRK inhibitors outside the Field. DIAXONHIT will have priority rights to collaborate with Felicitex in the development of novel DYRK Oncology diagnostics. Once Felicitex, or its Sublicensee, enters into human clinical trials in oncology, the Parties agree to negotiate in good faith the extention of the Field of use to enhance the commercial potential of the **DYRK 1B Diaxonhit Program.**

1.8 **"IND"** means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations and which is filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.9 **"Invention"** means any new invention or discovery which is made by Felicitex, Diaxonhit or their Affiliates during the term of this Agreement and in connection with the performance of activities under the Development Plan(s), or otherwise in connection with the Development, Manufacture, and commercialization of Products.

1.10. **"Investment Payment"** means an amount of at least US$ 1,000,000 obtained by Felicitex in consideration of the license of Diaxonhit IP rights under this Agreement, in the form of cash, debt, equity, or convertible equity, but excluding grants or gifts from either governmental or private non-profit foundation sources.

1.12 **"Know-How"** means any and all proprietary commercial, technical, scientific, and other data, information, trade secrets, knowledge, technology, methods, processes, formulae, instructions, techniques, designs, drawings and specifications for, as applicable, DYRK 1B Diaxonhit Program, Materials, Products and/or the manufacture or use thereof, and shall include, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing, and quality control data and know-how, including study designs and protocols.

1.13 "**Manufacture**" or "**Manufacturing**" means any and all activities in respect of active pharmaceutical ingredient (API) and/or Products related to the manufacture, manufacture of dosage form, storage and handling, packaging and labeling, including, without limitation, related quality control and quality assurance activities, the production of preclinical and clinical supplies, and process development and scale up work conducted prior to the production of successful commercial scale validation batches.

1.14 **"Marketing Authorization"** means, with respect to a country or region, all regulatory approvals including reimbursement and pricing approvals necessary to import, distribute, market and sell a Product in such country or region.

1.15 **"Net Sales"** means the gross amount invoiced (before value added taxes, sales taxes, or similar taxes) for Product that is sold by or on behalf of Felicitex, its Affiliates, or its Sublicensees, in each case to the first independent Third Party after deducting, if not previously deducted, from such amount the following deductions:

(i) reasonable and customary trade and quantity discounts, or early payment cash discounts;
(ii) returns, rebates, chargebacks, and other allowances which are actually granted;
(iii) retroactive price reductions that are actually allowed or granted;
(iv) sales commissions paid to Third Party distributors and/or selling agents (in accordance with applicable laws and regulations, including without limitation the U.S. Foreign Corrupt Practices Act and the France OECD Anti-Bribery Convention); and
(v) transportation, freight, and insurance and customs duties.

1.16 "**Patent Rights**" means any and all patents and patent applications in the Territory, which for purposes of this Agreement shall include without limitation certificates of invention and applications for such certificates, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, revalidations, extensions (including, without limitation, pediatric extensions), registrations, supplementary protection certificates and renewals of any such patents or patent applications, together with foreign equivalents of any of the foregoing, that claim, as applicable, DYRK 1B Diaxonhit Program, Materials or Products, and/or the manufacture, formulation or use thereof, including :

> **"Diaxonhit IP"** means any IP, patents, patent applications, and Know-How, developed and filed prior to the Effective Date of this Agreement with respect to DYRK 1B Diaxonhit Program.
>
> **"Joint IP"** means any IP, patents, patent applications, and Know-How, developed by Felicitex and Diaxonhit as a result of any Development Plans during the course of this License Agreement.
>
> **"Felicitex IP"** means any patents, patent applications, and other documented Know-How, developed by Felicitex in relation to Felicitex internal DYRK development programs with regard to the development of DYRK 1B inhibitors and other targets within the field of quiescent cancer discovery and development, besides current DYRK1B Diaxonhit Program developed and filed prior to the Effective Date of this Agreement.

1.17 "**Product**" means a pharmaceutical composition or preparation containing molecules derived from DYRK 1B Diaxonhit Program as an active ingredient (whether alone or in combination) and that is in final form intended for sale in one or more countries as therapeutic treatment of diseases in the Field.

1.18 "**Prosecute**" or "**Prosecution**" means in relation to any Patent Rights throughout the Territory, (a) to prepare and file patent applications, including, without limitation, re-examinations or re-issues thereof, and represent applicant(s) or assignee(s) before relevant patent offices or other relevant governmental authorities during examination, re-examination and re-issue thereof, in appeal processes and interferences, or any equivalent proceedings, (b) to defend all such applications against Third Party oppositions and the sale of Products in infringement actions brought by Third Parties, (c) to secure the grant of any Patent Rights arising from such patent applications, (d) to maintain and enforce any issued Patent Right (including, without limitation, through payment of any relevant maintenance taxes and other legal fees), and (e) to make all decisions with regard to any of the foregoing activities.

1.19 "**Regulatory Authority**" means the FDA, the EMA, and any other similar governmental regulatory authority or agency involved in granting Marketing Authorizations for the marketing and commercialization of Product(s).

1.21 "**Remediation Plan**" has the meaning set forth in Article 3.

1.22 "**Materials**" means any tangible chemical or biological materials Controlled by DIAXONHIT and that are provided or otherwise made available to Felicitex under the terms of Section 2.2 for use in performance of the development, marketing and commercialization activities under this Agreement, including, without limitation, DYRK 1B Diaxonhit Program-related molecules, active pharmaceutical ingredient (API), or formulations.

1.23 "**Significant Activities**" means: (i) the initiation and/or completion in accordance with the agreed timelines of discovery, preclinical, and clinical studies set forth in an agreed Development Plan and which is required to prepare or support a NDA or other regulatory approval; (ii) the timely initiation or completion of a post-approval commitment imposed by the relevant Regulatory Authority as a condition to obtaining or maintaining Marketing Authorization for the Product(s); (iii) partnering efforts, global and territorial, or (iiii) the commercial launch of the Product(s) in a country(ies) after obtaining any necessary Marketing Authorizations for the import, distribution, marketing, and sales of the Product(s) in such country.

1.24 "**Sublicensee**" means a Third Party that is granted a sublicense to use all or substantially all of the rights licensed by Diaxonhit to Felicitex under the present Agreement to Develop and commercialize the Products in one or more countries. For clarity, Felicitex may also grant a Sublicensee rights to perform Development, regulatory, manufacturing, and commercialization activities for the Products globally or in particular Territory (ies).

1.25 "**Territory**" means any or all countries and territories in the world.

1.26 "**Third Party**" means any person or entity other than DIAXONHIT, Felicitex, and their respective Affiliates.

1.27 "**Valid Claim**" means (i) a composition-of-matter claim covering DYRK 1B Diaxonhit Program and/or Product, and/or (ii) a method-of-use claim covering the use of DYRK 1B Diaxonhit Program and/or a Product for an indication which is the subject of an unexpired Diaxonhit IP, or Felicitex IP rights , which has been filed for, not been revoked or held invalid or unenforceable by a final decision of a court or other governmental agency of competent jurisdiction with no further possibility of appeal.

ARTICLE 2 DEVELOPMENT AND COMMERCIALIZATION OF THE PRODUCT(S)

2.1 Significant Activities.

a) Purpose and Scope. Felicitex, under exclusive licence to the Diaxonhit IP in the Field, shall undertake and perform Significant Activities described in the agreed Development Plans and commercialization plans decided by the JSC (as defined hereinafter) on the terms and conditions set forth in this Agreement and in accordance with such Development Plans. In addition, Felicitex shall in the future undertake Development and commercialization activities for the Product(s), such activities to be approved by Diaxonhit in writing and set forth in a separately approved Development Plan.

Significant Activities set forth in each Development Plan will be designed to generate all additional data

and information needed to obtain and support Marketing Authorization for the Product(s) in the Territory.

Should FELICITEX at any time cease researching and/or developing compounds that bind and inhibit DYRK 1B, pursuant to a Development Plan at any time during the Term hereof and over a period of three (3) months, as observed and documented by quarterly Development Report(s), then a Remediation Plan, approved in dated minutes of a review meeting, is to be immediately activated. If such Remediation Plan is not successful within the following three (3) month period, then irrevocable abandonment by FELICITEX of the relevant Development Plan together with abandonment of compounds and related target will be presumed, together with immediate and automatic termination of this License Agreement and consequent assignment by FELICITEX to DIAXONHIT of any ownership interest and right in Diaxonhit IP and Joint IP developed prior to and over that period and, as appropriate, of any relevant IND, NDA or Marketing Authorization with respect to Product(s)

b) Other Development Plans. Development Plans will include timelines and estimated budgets for completion of all Significant Activities to be undertaken under such plans (including without limitation completion of the relevant strategic activities). Any substantive modifications or amendments to a Development Plan will be subject to the prior review and approval of Joint Steering Committee in which Diaxonhit will oversee and periodically review and discuss the status and results of work performed under the Development Planand approve further amendments to the Development Plan during the course of Development, which will depend on the actual results of preclinical and clinical Development.

Development Plans also shall set forth in details good faith estimates of the costs and expenses for each activity, and the planned timing for initiation and completion of studies, regulatory submissions and other key milestone events.

c) Execution of DevelopmentPlan and commercialization rights. Felicitex shall be responsible for the execution of the Development Plans approved by Diaxonhit.

Felicitex shall use commercially reasonable best efforts to undertake and perform the approved Development Plans using appropriate resources. Except as may otherwise be agreed to in writing by the Parties, Felicitex is and shall remain solely responsible at its own expense for all of out-of-pocket and internal costs and expenses incurred by or on its behalf in connection with the performance of the Development Plans.

In the event that Felicitex, with Diaxonhit's prior approval, has sublicensed commercialization rights to Third Party(ies) Sublicensee(s), in one or more countries of the Territory, Felicitex shall have the right to delegate to such Sublicensee(s) the responsibility for performance of Significant Activities under the commercialization plan that are needed to support Marketing Authorizations in such country(ies); provided that notwithstanding such delegation Felicitex shall always remain responsible under this Agreement for the timely performance by its Affiliates, Subcontractors and Sublicensees. Diaxonhit shall take over the relationship with a Sublicensee and terminate this Agreement, in the event Felicitex defaults on its obligations to develop and commercialize Products under this Agreement, when the Sublicensee(s) is/are compliant in its/their obligations under the Sublicense Agreement.

In the event that Felicitex either (i) fails to timely perform under Development Plans agreed upon or (ii) decides at any time that it does not intend to undertake and/or continue Development or commercialization of the Products, it shall promptly notify DIAXONHIT in writing to that effect, whereupon this Agreement, together with any license right granted hereunder shall immediately terminate without further notice and all Materials returned to Diaxonhit together with any piece of Confidential Information.

2.2 Access to IP and Know-How. The Parties shall on or before the Effective Date, deliver or otherwise provide reasonable access to copies of all existing Diaxonhit IP and Felicitex IP, e.g., Patents, Patent Application, and Know-How, described in the Appendix A and Appendix B of this Agreement, as well as experimental Materials, which are reasonably necessary to Develop, manufacture and commercialize Product(s) in the Field in accordance with the agreed Development Plans and the terms of this Agreement.

The Parties will not use the Materials or Diaxonhit IP, Felicitex IP or Joint IP for any purpose other than as described in this Agreement, and shall not distribute or otherwise allow the release of Materials, IP and Confidential Information to any Third Party, without the prior written consent of the other Party.

2.3 Research
The purpose of the Development Plans, is to discover and develop Products, namely (i) compounds with optimized physicochemical properties, suitable pharmacokinetics and pharmacodynamics derived from scaffolds related to the licensed DYRK 1B inhibitors and covered by the DIAXONHIT IP, (ii) biochemical and cell based assays supporting the lead optimization activities described in Appendix 1, (iii) medicinal chemistry and structure-activity relationship (SAR) analyses to support the selection and characterization of lead compounds, scaffold hopping, molecular modeling, and/or *in-silico* screens.

2.4 Development Records and Reports

a) Development Records. Felicitex will generate and maintain records of all its Significant Activities under each Development Plan in sufficient detail and in good scientific manner appropriate for scientific, patent, and regulatory purposes, and which will properly reflect all work conducted under such Development Plan. All such records shall be maintained in manner consistent with (i) applicable laws, rules, and regulations relating to similar documentation used to obtain and maintain Marketing Authorizations in the Territory (including without limitation in the U.S. and EU, (ii) as applicable, U.S. current good laboratory practices (cGLP), U.S. current good clinical practices (cGCP), U.S. current good manufacturing practices (cGMP), and ICH guidelines; and (iii) Felicitex's applicable internal policies and procedures.

b) Development Reports. Felicitex will furnish Diaxonhit a summary written report, within thirty (30) days after the end of each calendar quarter, describing the status and progress of its Significant Activities performed under each Development Plan. Diaxonhit may, for purposes of convenience and consistency in the recording, agree upon a standard form or template, and upon means of communication to be used by Felicitex in preparing and communicating such Records and Reports.

2.5 Use of Subcontractors. Subject to prior written notice to Diaxonhit, Felicitex will have the right to utilize the services of its Affiliates and/or Third Party sub-contractors in connection with the performance of Significant Activities within the scope of the Development Plans. Felicitex shall remain responsible and liable hereunder for the performance of its Affiliates and Third Party contractors and for ensuring their compliance with the applicable terms and conditions of this Agreement. Felicitex also shall ensure that such Affiliate or Third Party sub-contractor is subject to written agreement obligations to protect and appropriately limit the use and disclosure of the other Party's Confidential Information and Materials under terms which are consistent with those set forth in this Agreement.

ARTICLE 3 GOVERNANCE
3.1 This License and Collaboration Agreement is to be governed by a Joint Steering Committee (JSC), formed by the equal representation of executives from both Parties.

The Joint Steering Committee shall perform the following functions:

(a) Decide, manage and oversee the Development Plan(s) pursuant to the terms of this Agreement, including approval of pre-clinical and clinical strategy as well as publication plans;
(b) Manage and oversee Funding allocation for the programs defined by the Development Plan(s);
(c) Define strategy toward developing Joint IP;
(d) Define strategy toward commercializing Products in the Territory, oversee Felicitex Significant Activities and make decisions in connection therewith

Meetings. The JSC will hold regularly scheduled meetings at least quarterly during the Term, and at such other times as may be agreed to. Such meetings may be in-person, via videoconference, or via teleconference. Meetings will be effective only if at least two (2) representatives of each Party are present and participating in the JSC. Each Party will be responsible for all of its own expenses of participating in the JSC meetings. Felicitex shall designate one representative to be responsible for scheduling meetings, promptly preparing and circulating any minutes of meetings, and for performing other administrative matters; provided that minutes of any meeting shall not be deemed final or binding upon either Party unless agreed to in writing and signed by a representative of each Party.

3.2 Remediation Plan. Remediation Plan is a specific time limited plan aimed to resolve an unresolved or outstanding issue regarding the performance of Significant Activities in development and/or commercialization under an existing and approved Development Plan or its/their amendments, and map out actions to be taken within prescribed time periods by Felicitex in order to resolve the

outstanding issues, and set forth appropriate funding, timelines.. A Remediation Plan is a subject to approval by the JSC.

JSC Decision Making:
Any and all decisions by the JSC will be made by consensus of all JSC members in attendance at the applicable JSC meeting with the representatives from each Party presenting a unified position on behalf of such Party.

If the JSC cannot reach consensus within twenty (20) Business Days after the matter has been brought to the JSC's attention, then such issue shall be referred to the Chief Executive Officer of Parties (collectively, the "Officers") for resolution. If the Officers are unable to reach consensus within thirty (30) days after the matter has been referred to them, the final decision will be made by binding arbitration in accordance with the Arbitration procedure.

3.3 Delay or Failure to Perform. Felicitex shall promptly notify DIAXONHIT in writing in the event that Felicitex experiences or anticipates a material delay in performance of Significant Activities under a Development Plan, or any approved Remediation Plan, which would include, without limitation, an actual or anticipated delay of more than three (3) months in the initiation or completion of one or more Significant Activities.

Felicitex will thereafter promptly undertake and perform the activities for which it is responsible under the Remediation Plan and shall use commercially reasonable best efforts to complete such activities in accordance with any agreed timelines set forth in the Remediation Plan. Failure to do so will result in termination of this Agreement at the end of the timeline set forth in the Remediation Plan.

ARTICLE 4 REGULATORY MATTERS

4.1 Market Authorizations. Felicitex or its designated Affiliate(s) or agreed upon Sublicensee(s) shall be responsible for and shall own all INDs, NDAs, and Marketing Authorizations for the Products resulted from DYRK 1B Diaxonhit Program. Felicitex will be responsible for all regulatory matters related to the Development and commercialization of Products globally, including, without limitation, for preparing, or assisting in preparing, filing, and maintaining the relevant applications with the Regulatory Authorities in the Territory for clinical studies and for Market Authorizations.

Felicitex shall undertake and perform the foregoing in consultation and cooperation with DIAXONHIT and in accordance with the global regulatory strategies agreed upon by the Parties.

ARTICLE 5 COMMERCIALIZATION

5.1 Commercialization. Felicitex shall use commercially reasonable best efforts to commercialize Products in the Territory and will be responsible for and control all aspects of commercialization of Products resulted from DYRK 1B Diaxonhit Program in, the Territory, either as in-house commercialization, or via strategic development and commercialization Partners ("Third Parties Sublicensees"). Diaxonhit shall take over the relationship with Sublicensee(s) and terminate this Agreement, in the event Felicitex defaults on its obligations to commercialize Products under this Agreement.

5.2 Compliance. Felicitex shall, and shall ensure that its respective Affiliates and any Sublicensees or other Third Party contractors shall, comply with all applicable laws, rules, and regulations in connection with the Development, Manufacture, and Commercialization of the Products. In addition, Felicitex shall, and shall ensure that its Affiliates and any Sublicensees or other Third Party contractors shall, comply, as applicable, with current Good Laboratory Practices, current Good Clinical Practices, and current Good Manufacturing Practices in connection therewith, as applicable.

ARTICLE 6 LICENSE GRANT

6.1 License. In consideration of the agreed upon Investment Payments, timely payment to DIAXONHIT of the license down payment pursuant to Section 7.1, and other payments set forth in Article 7.2, DIAXONHIT hereby grants to Felicitex an exclusive, royalty-bearing license in the Field

under the DIAXONHIT IP in the Territory to make, have made, use, Develop, Manufacture, and commercialize Products derived from DYRK 1B Diaxonhit Program.

6.2 DIAXONHIT's Retained Rights. DIAXONHIT retains all rights to any DIAXONHIT IP regarding development of DYRK inhibitors outside the Field.

6.3 Sublicensing by Felicitex. Subject to Diaxonhit's prior written approval of a potential candidate, Felicitex shall have the right to grant sublicenses to Third Parties for the purposes of Development, Manufacture, and commercialization of the Products globally or within particular country(ies) of the Territory . Felicitex shall remain responsible for ensuring (and liable to DIAXONHIT with respect to) the full performance of and compliance by such Affiliates and/or Third Parties under the terms and conditions of this Agreement. Felicitex shall ensure that any such sublicense agreement is consistent with the terms and conditions of this Agreement. Any Sublicensing Agreement is a subject for approval by DIAXONHIT. A copy of each signed Sublicense Agreement together with a translation in English, if necessary, shall be supplied by Felicitex to DIAXONHIT with thirty (30) days from execution,

ARTICLE 7 LICENSE PAYMENTS AND OTHER FINANCIAL PROVISIONS

7.1 Investment Payment:

(a) 30 days following POC study completion, FELICITEX is to provide DIAXONHIT with at least evidence satisfactory to Daixonhit of actual Investment Payment into Felicitex in an amount of at least US$1,000,000.

(b) Upon receipt of such Investment Payment, FELICITEX is to pay DIAXONHIT 25% thereof to secure an exlusive licese to the DYRK 1B Diaxonhit Program in the Field as defined herein. Payment should be made within thirty (30) days following POC study completion and receipt of the Investment Payment in cash and in US dollars to DIAXONHIT's designated bank account. Payment to DIAXONHIT pursuant to this Section will be of US$ 250,000 over the first year of the Term.

(c) The Effective Date of this Agreement will occur when at least US$ 250,000 is paid by Felicitex under this Section, such Effective Date to occur no later 30 days following POC study completion, or else this Agreement shall be terminated.

(d) In cases where both parties decide to participate in any Governmental Grant programs, either US or International, such decision is a subject for approval by Joint Steering Committee, and execution of a specific amendment to this Agreement per each Grant.

(e) Following receipt by Felicitex of the full Investment Payment, FELICITEX and DIAXONHIT agree to publish a joint press release announcing this Collaboration and License Agreement.

7.2 Other Product Licensing Payments:

During the Term of this Agreement:

License Maintenance Fee:

FELICITEX is to pay DIAXONHIT an annual License maintenance fee of US$100,000, due within thirty (30) days from the end of each twelve (12) months period following the Effective Date of the Agreement. In years during which a milestone is achieved by Felicitex, this License maintenance fee will be credited against the milestone payment due.

Additional payments for research and development support from DIAXONHIT are to be agreed and approved by the Joint Steering Committee.

(a) Scenario 1: FELICITEX Independent and Direct Development and Commercialization:

FELICITEX is to pay DIAXONHIT the following one time payments upon reaching the milestone events set forth below:

a. US$500,000 on the acceptance by the FDA or EMA of an IND (occurring when the FDA or EMA accepts an IND for consideration on the merits);
b. US$1,000,000 on the initiation (occurring when a patient is first dosed) of phase II clinical trials;
c. US$2,000,000 on the initiation (occurring when a patient is first dosed) of phase III clinical trials;
d. US$4,000,000 on the First Commercial Sale in the U.S.; and
e. US$4,000,000 on the First Commercial Sale in the EU.;
f. for a total of $11,500,000. Milestone payments will be paid once for each Development Compound (the payments comprising, collectively, a "Milestone Payment Stream").

FELICITEX is to pay DIAXONHIT royalties on net sales of licenced compounds as follows:

a. On a quarterly basis and within thirty (30) days from the end of each quarter, [redacted]
b. on a quarterly basis and within thirty (30) days from the end of each quarter, [redacted]
c. on a quarterly basis and within thirty (30) days from the end of each quarter, [redacted]
d. In the countries where the patent(s) are not issued, the royalty rate shall be [redacted] of the stated amounts: [redacted]

(b) Scenario 2: Third Party Sub-License Payments:

FELICITEX is to pay DIAXONHIT [redacted] of any R&D payment provided by a Third Party toward licensing or acquisition of the Products developed under this Agreement within thirty (30) days from receipt.

FELICITEX is to pay DIAXONHIT [redacted] of any upfront payment provided by a Third Party toward licensing or acquisition of the Products developed under this Agreement within thirty (30) days from receipt.

FELICITEX is to pay DIAXONHIT [redacted] of any development milestone paid by a Third Party toward Product licensing or Product acquisition within thirty (30) days from receipt.

FELICITEX is to pay DIAXONHIT [redacted] of any sales milestone paid by a Third Party toward Product Licensing or Product acquisition for the products developed under current Agreement within thirty (30) days from receipt; AND,

Third Party Sub-License Royalties:

On a quarterly basis and within thirty (30) days from the end of each quarter, [redacted] Royalties received by FELICITEX for a commercialized Product as long as Net Sales [redacted] are [redacted] US$ [redacted]

on a quarterly basis and within thirty (30) days from the end of each quarter, [redacted] Royalties received by FELICITEX for a commercialized Product when Net Sales [redacted] are comprised [redacted]

on a quarterly basis and within thirty (30) days from the end of each quarter, [redacted] Royalties received by FELICITEX for a commercialized Product when Net Sales [redacted]

In the countries where the patent(s) are not issued, the royalty rate shall be half of the stated amounts: [redacted]

7.3 Duration of Royalty Obligations. Felicitex's obligation to pay royalties will begin on the date of first commercial sale of a Product in any country of the Territory and shall remain in effect for at least ten years or until the expiration of the last to expire Valid Claim of any Patent Rights covering a Product, whichever is longer.

7.4 Reports and Timing of Royalty Payments. Starting on the date of first commercial sale of a Products, Felicitex will furnish to DIAXONHIT a quarterly written report for each preceding calendar quarter showing all sales and the calculation of Net Sales of all Products sold by Felicitex, its Affiliates and Sublicensees (and/or their respective distributors and sales agents) for which royalties are payable hereunder, and the royalty amounts due DIAXONHIT on such sales country by country. Each such royalty report shall be due within sixty (60) days after the end of the relevant calendar quarter.

7.4 Taxes. Any applicable withholding taxes imposed by tax authorities of the origin country upon any royalty payments made by Felicitex to DIAXONHIT pursuant to this Agreement shall be deducted by Felicitex from payments due to DIAXONHIT. Felicitex shall promptly submit to DIAXONHIT appropriate proof of payment of the withheld taxes as well as the official receipts.

7.5 Records and Audits. Felicitex will maintain (and will cause its Affiliates and/or Sublicensees, and their respective distributors and sales agents) to maintain accurate books and records of accounting to document the sales of Products and the calculation of Net Sales and royalties amounts payable to DIAXONHIT in the Territory. Diaxonhit shall be entitled once a year during the Term of this Agreement to have an audit of Felicitex's, its Affliates' and Sublicensees', and their respective distributors' and sales agents' books and records to ascertain the amount of Net Sales on which any royalty payment is due.

For a period of five (5) years following the end of the relevant calendar year, the relevant books and records will, upon written request by DIAXONHIT, be made reasonably available for inspection by an internationally recognized firm of independent certified public accountants (to be selected by DIAXONHIT and reasonably acceptable to Felicitex) as reasonably necessary to verify the accuracy of royalty reports for the relevant period. Cost and expenses of such audits will be the sole responsibility of Diaxonhit and are not chargeable against royalty payments made by Felicitex to Diaxonhit.

The foregoing payments shall constitute the entire compensation of DIAXONHIT under the proposed Exclusive Licensing & Collaboration Agreement.

Any payments pursuant to Article 7 shall be made quarterly, following supply by Felicitex of a quarterly report of all sales of Products during the previous quarter as provided herein, in US Dollars within thirty (30) days from receipt by FELICITEX of a written invoice from DIAXONHIT, which invoice shall specify the bank account number to which payment should be made.

ARTICLE 8 INTELLECTUAL PROPERTY

8.1 Patents and Know-How. The Parties acknowledge that DIAXONHIT shall retain ownership and title to the original DIAXONHIT IP, subject to the license granted to Felicitex under this Agreement. Any and all Felicitex IP existing on the Effective Date shall continue to be owned by Felicitex. As appropriate, prosecution of Diaxonhit IP, Felicitex IP and – Joint IP will be discussed by the Parties.

8.2 Prosecution of Patent Rights.

DIAXONHIT shall be responsible for and shall control and pay costs incurred in the Prosecution of the DIAXONHIT IP filed for and existing on the Effective Date of this Agreement in the Territory

During the Term, Felicitex shall be responsible for and shall control and pay costs incurred in the Prosecution of all Felicitex IP in the Territory. During the Term, Felicitex shall be responsible for and shall control and pay, costs incurred in the Prosecution of the Joint IP developed as a result of the Development Plans on DYRK Diaxonhit Program in the Territory.

8.3 Patent Rights Term Extensions. The Parties will consult with one another, and/or with a patent specialist of their choice when considering any patent Prosecution activity or supplemental protection certificates to be filed for any DIAXONHIT IP, Felicitex IP or Improvement IP containing a Valid Claim with respect to one or more Products which are being Developed and/or commercialized pursuant to

this Agreement.

8.4 Enforcement and Defense of Patent Rights.

a) Notice. During the Term, each Party will promptly notify the other Party in writing upon learning of (1) any actual or suspected infringement by a Third Party in the Territory of any DIAXONHIT IP, Felicitex IP and/or Joint IP that claims the DYRK 1B Diaxonhit Program, the Products and/or the manufacture, use and sale thereof, (2) any claim of invalidity, unenforceability of any such Patent Rights, and/or (3) any misappropriation or unauthorized use by a Third Party of Party's Know-How.

Parties will promptly thereafter consult and cooperate to determine a mutually acceptable course of action with respect to such infringement, misappropriation, or misuse, which may include, without limitation, the commencement of legal action by either or both of Felicitex and DIAXONHIT, to terminate or otherwise address such infringement, misappropriation or misuse, and/or to defend such Patents Rights and Know-How. Responsibility, costs and control over any actions to defend and/or enforce any such Patent Rights or Know-How under this Agreement shall be Felicitex's responsibility.

As long as Felicitex is and remains the exclusive Licensee of Patent Rights hereunder, Felicitex shall be the Party responsible for enforcement and defense of the relevant Patent Rights or Know-How and is referred to as the "Acting Party", and Diaxonhit is referred to as the "Supporting Party".

b) Acting Party Enforcement of Patent Rights:. Unless otherwise provided herein, the Acting Party shall enforce and defend worldwide, at its own expense, the Patent Rights with respect to such infringement. The Acting Party shall with the Supporting Party's assistance undertake and control any legal proceedings or other actions to so enforce and/or defend such Patent Rights. In such event, the Acting Party will do so at its own expense, and may undertake such proceedings and actions in the name of the Supporting Party, as appropriate.

c) Supporting Party assistance in enforcement of Patent Rights: Except as may otherwise be agreed in writing by the Parties, consistent with the Parties' interest and JSC decisions in enforcing Patent Rights, the Supporting Party shall have the obligation to assist the Acting Party in enforcing and defending Patent Rights worldwide, at the Acting Party's expenses with respect to Third Party infringement.

d) Control and Cooperation of Enforcement and Defense. The Acting Party shall promptly notify the Supporting Party in writing if it elects not to undertake and control such Patent Rights enforcement actions in which case the Supporting Party receiving such notice shall thereafter be considered the Acting Party and shall have the right (but no obligation) to undertake and control any such actions at its own expense and in its own name. The following will apply to any legal proceedings or actions initiated with regard to Patent Rights enforcement.

e) Settlement. Any Party acting as the Acting Party to enforce Patent Rights hereunder shall, with prior notice to and without objection from the Supporting Party, have the right to settle the relevant claim or actions; provided, however, that the Acting Party shall not, without the prior written consent of the Supporting Party, enter into any settlement, consent judgment or other voluntary final disposition of any claim or action that would: (i) subject the Supporting Party or its Affiliates to an injunction or otherwise adversely impact any of the Supporting Party's rights under this Agreement; (ii) impose any financial obligation upon the Supporting Party or its Affiliates; and/or (iii) constitute an admission of guilt or wrongdoing by the Supporting Party or its Affiliates.

f) Damages. Any recovery of damages or other compensation received by the Acting Party in connection with a claim or action involving the Patent Rights for which it is responsible will be first applied towards the reimbursement of the Parties' documented out-of-pocket costs and expenses associated with such action (including reasonable attorneys' fees, expert witness fees, court costs and other litigation costs and expenses). Any and all amounts remaining or awarded will then be retained entirely by the Acting Party.

8.5 Defense against Products infringement actions initiated by Third Parties.

a) Notice: During the Term, each Party will promptly notify the other Party in writing upon learning of any actual or suspected infringement action that may be initiated by a Third Party in the Territory against Products manufacture, use and sale by Felicitex, its Affiliates and/or Sublicensees, and their

respective distributors and sales agents.

Parties will promptly thereafter consult and cooperate to determine a mutually acceptable course of action with respect to such threatened or actual infringement lawsuit, which may include, without limitation, defending in a legal action, terminating the manufacture, use and sale of Products in any part of the Territory where infringement action has been initiated, or otherwise addressing such issues.

As long as Felicitex is and remains the exclusive Licensee hereunder, Felicitex shall be the Party responsible for controlling the defense of the relevant infringement action and is referred to as the "Acting Party" and Diaxonhit is referred to as the "Supporting Party".

b) Acting Party's Defense: Unless otherwise agreed upon in writing by the Parties, consistent with the Parties' respective interest, the Acting Party shall, with notice to and assistance of the Supporting Party, defend worldwide, at its own expenses, against such infringement actions, undertake and control any legal proceedings.

c) Supporting Party's assistance: Unless otherwise agreed upon in writing by the Parties, consistent with the Parties' respective interest, the Supporting Party shall have the obligation to assist the Acting Party in defending against any such Products infringement legal actions that has been initiated by a Third Party.

d) Settlement. The Acting Party shall, with prior notice to and without objection from the Supporting Party have the right to settle the relevant legal actions; provided, however, that the Acting Party shall not, without the prior written consent of the Supporting Party, enter into any settlement, consent judgment or other voluntary final disposition of any claim or action that would: (i) subject the Supporting Party or its Affiliates to an injunction or otherwise adversely impact any of the Supporting Party's rights under this Agreement; (ii) impose any financial obligation upon the Supporting Party or its Affiliates; and/or (iii) constitute an admission of guilt or wrongdoing by the Supporting Party or its Affiliates.

e) Damages. Any recovery of damages or other compensation received by the Acting Party in connection with the defense of such Products infringement legal actions will be first applied towards the reimbursement of the Parties' documented out-of-pocket costs and expenses associated with such action (including reasonable attorneys' fees, expert witness fees, court costs and other litigation costs and expenses). Any and all amounts remaining or awarded will then be retained entirely by the Acting Party. Conversely, damages (including documented and reasonably incurred attorney's fees, expert witness fees, court costs and other litigation costs) and or royalties payable to Third Parties to allow continuation of the manufacture, use and sale of Products under this Agreement will be charged against royalty payments owed by Felicitex to Diaxonhit pursuant to Article 7.

ARTICLE 9 CONFIDENTIALITY

9.1 Confidentiality Obligations. From time to time during the Term each Party (the "Disclosing Party") may disclose or otherwise make available to the other Party (the "Receiving Party") certain of the Disclosing Party's Confidential Information for use in connection with this Agreement. During the Term and for a period of five (5) years thereafter, the Receiving Party will keep confidential, will not disclose to any Third Party, and shall not use for any purpose other than as expressly permitted hereunder, any Confidential Information of the Disclosing Party.

9.2 Permitted Disclosures by Felicitex. Felicitex may, with prior written consent from Diaxonhit in each instance, disclose DIAXONHIT's Confidential Information in confidence on a need to know basis to an actual or prospective Affiliate and/or Sublicensee and their respective distributors and sales agents, solely for use, as applicable: (i) in the evaluation by the prospective Affiliate or Sublicensee, distributor or sales agent of a proposed transaction involving the sublicensing of Patent Rights to Develop and Commercialize the Product(s); or (ii) in connection with the performance by an actual Sublicensee of its rights and obligations with respect to Development and Commercialization of Products in the relevant country(ies).

Felicitex (and its Affiliates and Sublicensees) shall also, subject in each instance to prior written consent from Diaxonhit, have the right to include DIAXONHIT's Confidential Information as reasonably

necessary in its INDs, NDAs, or other submissions to Regulatory Authorities in the Territory to obtain or maintain Marketing Authorizations for Products under the terms of this Agreement.

If required by applicable law, rule, regulation, act, or order of a governmental authority or agency, or a court of competent jurisdiction; provided, that the Receiving Party (1) promptly provides written notice of such requirement to the Disclosing Party so that the Disclosing Party can seek a protective order or other appropriate remedy to preserve the confidentiality of such Confidential Information, (2) upon request, reasonably cooperates with the Disclosing Party in connection with such efforts, and (3) only discloses the minimum Confidential Information required to be disclosed in order to comply.

9.3 Publications. In the event that a Party wishes to make a publication (including without limitation abstracts, papers, or verbal public presentations) related to the Development, Manufacture, or commercialization of Products, it shall first deliver to the other Party a copy of the proposed publication (or an outline in the case of a planned verbal presentation) at least sixty (60) days prior to submission for publication or presentation. Publication strategy is to be defined and approved by the JSC.

The reviewing Party shall have the rights (1) to request modifications to the publication or presentation for patent trade secret, business or any other reasons and/or (2) to request a reasonable delay in publication or presentation in order to protect Confidential Information. Upon the reviewing Party's reasonable requests for modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of Confidential Infromation of the reviewing Party prior to submission of the proposed publication or presentation. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of ninety (90) days to enable protection of each Party's rights in such Confidential Information to be filed in accordance with Sections 8.1, 8.2 and 8.3. Upon expiration of such ninety (90) days, the publishing Party shall be free to proceed with the publication or presentation, subject to compliance with any requests for modification as provided above.

ARTICLE 10 WARRANTIES, LIABILITY, AND INDEMNIFICATION

10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the date first set forth above that: (i) it is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and the state(s) where it is doing business; (ii) it has obtained all necessary consents, approvals, and authorizations of all, actual or potential shareholders, creditors, directors, officers, as appropriate, and of governmental authorities and other persons or entities required to be obtained by it in connection with this execution, delivery and performance of this Agreement; (iii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part; and (iv) it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted or to be granted to the other in this Agreement, and to fully perform its obligations hereunder.

10.2 Additional Representations and Warranties of DIAXONHIT. DIAXONHIT hereby represents and warrants to Felicitex as of the date first set forth above that:

(i) DIAXONHIT Controls the DIAXONHIT IP and is entitled to grant Felicitex a license to the Diaxonhit IP as contemplated herein with respect thereto;

(ii) DIAXONHIT has not granted to any Third Party any rights or licenses under the DIAXONHIT IP, or with respect to any Product in the Fields derived therefrom, that would conflict with the licenses granted to Felicitex hereunder;

(iii) there are no Third Party claims, judgments, or settlements against the existing DIAXONHIT IP, and to the best of Diaxonhit's knowledge no pending or threatened claims or litigation, relating tothe DIAXONHIT IP;

(iv) to the best of its knowledge, DIAXONHIT has not failed to disclose or otherwise made available to Felicitex any available information known to Diaxonhit, concerning the quality, toxicity, safety, and/or efficacy of DYRK 1B Diaxonhit Program, which would materially impair the Diaxonhit IP license rights granted hereunder; and

(v) there is no Third Party claim or demand, litigation, or proceeding which is pending or, to the knowledge of DIAXONHIT, threatened, that challenges the validity, patentability or enforceability of any DIAXONHIT IP.

10.3 Additional Representations and Warranties of Felicitex

Felicitex hereby represents and warrants to Diaxonhit as of the date first set forth above that:

(i) Felicitex Controls the Felicitex IP and is free to operate such Felicitex IP in its performance under this Agreement and as contemplated herein;

(ii) Felicitex has not granted to any Third Party any rights or licenses under the Felicitex IP, that would conflict or prevent Felicitex from performing any and all of its obligations hereunder;

(iii) there are no Third Party claims, judgments, or settlements against present Felicitex IP, and to the best of Felicitex's knowledge no pending or threatened claims or litigation, relating tothe Felicitex IP;

(iv) to the best of its knowledge, Felicitex has not failed to disclose or otherwise make available to Diaxonhit any available information regarding Felicitex, Felitex IP and expertise with regard to the development of DYRK 1B inhibitors and other targets, or Felicitex operation, business or financing ability which would materially impair Diaxonhit IP license rights granted hereunder;

(v) No later than 30 days following POC study completion, Felicitex will, subject to execution hereof, make payment(s) to DIAXONHIT as contemplated under Article 7 by this Agreement.

10.4 Disclaimers. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 10.1, 10.2, and 10.3 OR AS MAY OTHERWISE BE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, IN THE AGREEMENT, AND EXPRESSLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, AS WELL AS ANY WARRANTIES OF FREEDOM TO OPERATE, VALIDITY, OR ENFORCEABILITY WITH REGARD TO ANY PATENT RIGHTS OR KNOW-HOW.

10.5 No Consequential Damages. IN NO EVENT WILL EITHER PARTY HAVE ANY CLAIMS AGAINST OR LIABILITY TO THE OTHER PARTY WITH RESPECT TO ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING ANY CLAIMS FOR LOST PROFITS OR REVENUES) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT APPLY WITH RESPECT TO INDEMNITY FOR THIRD PARTY CLAIMS AS PROVIDED IN SECTION 10.6.

10.6 Indemnification.

a) Indemnification by Felicitex. Felicitex will indemnify, defend, and hold harmless DIAXONHIT, its Affiliates, and their respective directors, officers, employees and agents (collectively, "DIAXONHIT Indemnitees") from and against any and all claims, demands, judgments, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, "Liabilities") arising out of or in connection with any and all Third Party claims relating to: (i) any breach by Felicitex of its representations and warranties made under this Agreement; (ii) the performance of the Development of Products by or on behalf of Felicitex; (iii) the Manufacture of the API and/or Products by or on behalf of Felicitex; or (iv) the Commercialization of Products in the Territory by or on behalf of Felicitex or any of its Affiliates or Sublicensees, their respective distributors and sales agents, and except in each case to the extent such Liabilities result from the gross negligence or willful misconduct of DIAXONHIT or any of the DIAXONHIT Indemnitees.

b) Indemnification by DIAXONHIT. DIAXONHIT will indemnify, defend and hold harmless Felicitex, its Affiliates, and their respective directors, officers, employees and agents (collectively, "Felicitex Indemnitees") from and against any and all Liabilities arising out of or in connection with any and all Third Party claims relating to any breach by DIAXONHIT of its representations and warranties made under this Agreement.

c) Procedures. In the event that any Party intends to claim indemnification under this Section 10.6 with respect to a Liability, it shall promptly notify the other Party in writing of any such alleged Liability. The indemnifying Party shall have the right to assume control over the defense thereof with counsel of its choice; provided, however, that the indemnified Party shall have the right to retain its own counsel (with the reasonable fees and expenses to be paid by the indemnifying Party), if the indemnified Party determines that joint representation of the Parties by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between the Parties in such proceeding. The affected Indemnitees shall, upon request, cooperate reasonably with the indemnifying Party and its legal representatives in the investigation and defense of any action, claim or liability covered by this Section 10.6. Neither Party may settle any claim or action related to a Liability without the consent of the other Party, if such settlement would (i) impose any monetary obligation on the other Party, (ii) constitute an admission of guilt or wrong-doing by the other Party, or (iii) require the other Party to submit to an injunction or otherwise limit the other Party's rights under this Agreement. Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

d) Debarment. Felicitex hereby certifies (on behalf of itself and its Affiliates, subcontractors and Sublicensees) that it will not and has not employed or otherwise used in any capacity the services of any person debarred under Title 21 United States Code Section 335a in performing any activities under this Agreement. Felicitex shall immediately notify DIAXONHIT in writing if any such debarment occurs or comes to its attention, and shall, with respect to any person or entity so debarred promptly remove such person or entity from performing any activities related to or in connection with any Development Plans or this Agreement.

ARTICLE 11 TERM AND TERMINATION

11.1 License Term. The DIAXONHIT IP license under this Agreement will commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof, will continue in effect for the duration of Felicitex's payment obligations set forth herein. Unless the terms and conditions set forth in Article 7.1 are fully satisfied, this Agreement and DIAXONHIT's obligations hereunder shall terminate 90 days following POC study completion.

11.2 Termination for Breach. A Party shall have the unilateral right to terminate this Agreement at any time during the License Term by providing the other Party with written notice to that effect if the other Party is in Material Breach (as defined in Section 11.7 hereunder) of one or more of its obligations. Any such notice shall include a description of the relevant facts and circumstances of the purported Material Breach. The breaching Party will have a period of sixty (60) calendar days after the date of such notice (the "Notice Period") in which to satisfactorily cure the Material Breach; provided, however, that a shortened Notice Period of thirty (30) calendar days shall apply in the case of a Material Breach solely due to failure by a Party to timely pay an uncontested amount properly due hereunder. If the dispute is not cured during the applicable Notice Period, then such termination shall be immediately effective without further action by the Parties upon expiration of such Notice Period; provided that in the event of a good faith dispute with respect to the existence of a Material Breach, the Notice Period shall be tolled pending resolution of such dispute pursuant to Section 11.6.

11.3 Provisions Regarding Insolvency. Diaxonhit shall have the unilateral right to terminate this Agreement at any time by providing written notice with immediate effect in the event that: (i) Felicitex files in any court or agency pursuant to any statute or regulation of any state, country or other jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Felicitex and/or of its assets, or (ii) if Felicitex proposes a written agreement of composition or extension of Felicitex's debts, or (iii) if Felicitex is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or (iv) if Felicitex proposes or is a party to any dissolution or liquidation, or (v) if Felicitex makes an assignment for the benefit of its creditors.

11.4 Effects of Termination by DIAXONHIT. Solely in the case of termination by DIAXONHIT pursuant, as applicable, to situations contemplated under Sections 11.1, 11.2, 11.3, the following provisions shall apply:

(i) all licenses and rights granted by DIAXONHIT to Felicitex hereunder (along with any and all

sublicenses of such rights that are granted by Felicitex to Third Parties) will terminate effective as of the applicable termination date and all such licenses and rights shall immediately revert to DIAXONHIT;

(ii) Felicitex shall promptly return to DIAXONHIT (or as directed by DIAXONHIT destroy and certify to DIAXONHIT in writing as to such destruction) all of DIAXONHIT's Confidential Information and Materials that are in Felicitex's or its Affiliates' or Sublicensees' and their respective distributors' and sales agents' possession or control;

(iii) The Parties will complete an orderly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, of any then on-going clinical studies for the Product for which Felicitex, or its Affiliates or Sublicensees, has responsibility;

(iv) all then existing INDs, NDAs and Regulatory Approvals for the Products which are owned or controlled by Felicitex and its Affiliates and Sublicensees will be assigned and transferred to DIAXONHIT unless precluded by applicable law (in which case such Marketing Authorizations will be withdrawn or cancelled);

11.5 Effects of Termination by Felicitex. Solely in the case of termination by Felicitex pursuant, as applicable, to situations contemplated under Section 11.2, the following provisions shall apply:

(i) In case of the Project termination based on a JSC decision (either because of the Product non-performance, insufficient efficacy, or safety concerns, resulting from experimental data generated in the course of development, the collaboration together with the license shall terminate, and:

(ii) Felicitex will complete an orderly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, of any then on-going studies for the Product and other activities for which Felicitex , or its Affiliates or Sublicensees, have responsibility; and

(iii) Felicitex's payment obligations to DIAXONHIT hereunder shall be terminated after the effective date of termination.

11.6 Effects of Termination. In the case of termination, as applicable, the following provisions shall apply:

- (i) the Parties will complete an orderly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, of any then on-going studies for the Product and other activities for which Felicitex, or its Affiliates or Sublicensees, has responsibility;
- (ii) Felicitex's payment obligations to DIAXONHIT hereunder and up to the effective date of the termination shall remain in effect following any such termination.

11.7. Material Breach. As used herein, the term "Material Breach" shall include but not be limited to any of the following types breaches:

- a) Failure by Felicitex to (i) obtain timely Investment Payment commitment, or to make timely payments pursuant to Article 7 (ii) meet Products Development and Products commercialization timelines as specified herein;
- b) Breach by a Party of its representations or warranties hereunder, or instance of gross negligence or wilfull misconduct in the performance of this Agreement;
- c) Failure by Felicitex to make timely payment of any amounts properly due and payable to Diaxonhit under this Agreement;
- d) The breach of Felicitex's obligations to provide DIAXONHIT with timely prior notice if Felicitex (i) does not intend to undertake Development of a Product; or (ii) does not obtain Marketing Authorizations and/or does not Commercialize Products in any country in the Territory.

ARTICLE 12 ARBITRATION PROVISIONS

Disputes arising out or in connection with this Agreement that may not be resolved amicably or by

Chief Executive Officers of the Parties shall be finally settled by arbitration A dispute relating to this Agreement that is not resolved amicably shall be administered and settled by JAMS Streamlined Arbitration Rules and Procedures, the arbitration taking place in New York, NY and judgment award entered into any court having jurisdiction, with any related costs or attorneys' fees paid for by the prevailing party.

Arbitration shall be conducted in English language.Either Party may apply to the arbitrators for interim injunctive relief during the arbitration procedure until the final arbitration award is rendered. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. Each Party shall bear its own costs and expenses and attorneys' fees and arbitrators' fees and administrative fees of arbitration as decided in the award.

ARTICLE 13 GENERAL PROVISIONS

12.1 Assignment. This Agreement may not be assigned by Felicitex, nor may Felicitex delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, except as expressly permitted hereunder or with the prior written consent of DIAXONHIT, which consent will not be unreasonably withheld, delayed or conditioned.

The foregoing notwithstanding, Felicitex may assign this Agreement with prior notice to Diaxonhit to (i) to an Affiliate or (ii) its successor in interest as a result of any merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement. In the case of any Assignment to an Affiliate, Felicitex shall remain liable hereunder for the performance by such Affiliate. This Agreement will inure to the benefit of and be binding upon the Parties and their respective lawful successors and permitted assigns.

12.2 Force Majeure. Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place the Party in Material Breach of any term or condition of this Agreement to the other Party to the extent (and only to the extent) that such failure is due to natural disasters, fire, explosion, flood, drought, war, terrorism, riot, sabotage, embargo, strikes, or other labor trouble, a national health emergency, compliance with any order or regulation of any government entity acting with color of right, or any other cause beyond the reasonable control of such non-performing Party and which is not caused by the negligence, intentional conduct or misconduct of the non-performing Party (each such event or cause referred to as "force majeure").

The Party affected shall promptly notify the other Party of the condition constituting force majeure as defined herein and shall exert reasonable diligent efforts to eliminate, cure or overcome any such event of force majeure and to resume performance of its obligations with all possible speed. If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable. The foregoing notwithstanding, nothing herein shall require any Party to settle on terms unsatisfactory to such Party any strike, lock-out or other labor difficulty, any investigation or proceeding by any public authority or any litigation by any Third Party.

12.3 Governing Law. This Agreement and any dispute regarding the performance or breach hereof will be governed, interpreted, and construed in accordance with the laws of New York , without respect to the conflicts of laws rules and principles thereof.

12.4 Compliance with Law. Each Party will perform or cause to be performed any and all of its obligations or the exercise of any and all of its rights hereunder in good scientific manner and in compliance with all applicable laws, rules and regulations.

12.6 Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement will be in writing and will be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

FELICITEX THERAPEUTICS, a Delaware corporation, headquartered at 45 Ridge Road, Newton MA

02468; to the attention of the CEO, Maria Vilenchik (mvilenchik@felicitex.com), fax: (610) 265-8377; and

DIAXONHIT, headquartered at 65 Boulevard Massena, Paris, France F-75013, to the attention of Loïc Maurel, (loic.maurel@diaxonhit.com)

Either Party may change its designated address and facsimile number by notice to the other Party.

12.7 Amendment and Waiver. This Agreement may be amended or modified only by means of a written instrument signed by both Parties. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall only be effective if expressly made in writing. Any waiver of any rights or failure to act in a specific instance will relate only to such instance and will not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

12.8 Execution of the Agreement. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. The execution and delivery (including delivery by email or other electronic media) of facsimile or PDF copies of this Agreement by the Parties will constitute a legal, valid, and binding execution and delivery of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this License and Collaboration Agreement to be executed by their respective duly authorized officers as of the Effective Date.

DIAXONHIT

By: ______________________

Name: Loïc Maurel

Title: President of the Directorate

Date: May 5th 2014

FELICITEX

By: ______________________

Name: Maria Vilenchik

Title: CEO and President

Date: April 29, 2014

APPENDIX A
DEVELOPMENT PLAN

Feasibility Testing
Time period: 4 months, ending October 31, 2013, as stated in the MTA signed June 30, 2013

FELICITEX will conduct mutually acceptable feasibility testing studies to confirm that Diaxonhit compounds target DYRK1B, and the feasibility and suitability for further research and development. Failure to meet criteria of the feasibility studies and/or failure to obtain DIAXONHIT IP patent approval in major territories, e.g., US, EU, Australia, Peoples' Republic of China, India, and Japan, is a subject for termination of the Agreement, without penalty.

Research & Development Plan:
The scope of the strategic Development Plan (DP) is to include Products resulting from the development of DIAXONHIT IP, Felicitex IP and Joint IP, established as a result of the Strategic Development Plan is to be approved by the Parties and the approved Development Plan is to be attached to the final Agreement. Any change to the DP is a subject for approval by JSC.

Research Program:
The Research Program is part of the Research & Development Plan aimed at bringing lead Compounds, developed under the DIAXONHIT IP, FELICITEX IP and/or Improvement IP, to the IND Stage (Investigational New Drug). All Regulatory filings to the US FDA and/or the EMA are subject to approval by JSC.

FELICITEX will be responsible for the management and expenses related to all Development efforts.

Lead Selection

FELICITEX will nominate lead candidates ("Candidates") based on agreed upon criteria. The Parties agree that the Candidates shall, as far as, possible conform to the following criteria ("Candidate Criteria"), as listed here:
(A) DYRK 1B inhibition potency (optimal profile: low nM in biochemical assay; low μM in cell based assay);
(B) Selectivity for DYRK 1B relative to DYRK1A and other enzymes;
(C) Mechanism of action and proof of concept *in vitro* and *in vivo* (demonstration of effect in DYRK positive cells/tumors/tissues and no effect relative to appropriate control in DYRK negative cells/tumors/tissues, the quiescence exit, cell cycle re-entry, decrease of phosphorylation of direct substrates: S10-p27 and T286-cyclin D1);
(D) Drug-like properties (solubility, cell penetration, preliminary toxicity, hERG, Ames, chemical stability, metabolic stability and suitable half-life and volume of distribution, and other, as appropriate). Intestinal permeability may be included in the selection criteria after consideration of the product profile and desired mode of administration. Likewise, permeability of the blood-brain barrier (BBB) may be included;
(E) Synthetic feasibility and projected cost of goods;
(F) Evidence of *in vivo* efficacy in appropriate models; and
(G) PK/PD in suitable animal models.

Efforts

Felicitex agrees to perform its activities under the Development Plan in a reasonably timely manner with all reasonable diligence, care, and skill, and will provide all reasonable information, advice, and assistance requested by Diaxonhit.

Continuity

Felicitex shall use reasonable endeavors not to change Staff during the term of the Development Plan but shall notify Diaxonhit of any Staff changes that it does make that are relevant to the Developent Plan.

APPENDIX B
DIAXONHIT PATENTS and PATENT APPLICATIONS

[redacted]

APPENDIX C
Felicitex PATENTS and PATENT APPLICATIONS

[redacted]